UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

QUALYS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74758T303

(CUSIP Number)

Calendar Year 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐  Rule 13d-1(b)

     ☐  Rule 13d-1(c)

     ☒  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	74758T303

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Upfront II Investors, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

133,290

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

133,290

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

133,290

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
FOOTNOTES

Based on 32,251,783 shares of the Issuer’s Common Stock outstanding as of October 31, 2013.

CUSIP No.	74758T303

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Upfront II Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

49,982

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

49,982

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

49,982

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
FOOTNOTES

Based on 32,251,783 shares of the Issuer’s Common Stock outstanding as of October 31, 2013.

CUSIP No.	74758T303

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
GRP Management Services Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

759,201

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

759,201

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

759,201

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
FOOTNOTES

Based on 32,251,783 shares of the Issuer’s Common Stock outstanding as of October 31, 2013.

CUSIP No.	74758T303

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Upfront GP II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

625,911

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

625,911

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

625,911

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
FOOTNOTES

Based on 32,251,783 shares of the Issuer’s Common Stock outstanding as of October 31, 2013.

CUSIP No.	74758T303

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AOS Partners, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

1,100,516

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

1,100,516

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,100,516

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
FOOTNOTES

Based on 32,251,783 shares of the Issuer’s Common Stock outstanding as of October 31, 2013.

CUSIP No.	74758T303

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Hique, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

1,100,516

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

1,100,516

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1100516

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
FOOTNOTES

Based on 32,251,783 shares of the Issuer’s Common Stock outstanding as of October 31, 2013.

Item 1.

(a)	Name of Issuer
Qualys, Inc.

(b)	Address of Issuer’s Principal Executive Offices
1600 Bridge Parkway Redwood City, CA 94065

Item 2.

(a)	Name of Person Filing

(1) Upfront II Investors, L.P. (formerly known as GRP II Investors, L.P.)
(2) Upfront II Partners, L.P. (formerly known as GRP II Partners, L.P.)
(3) GRP Management Services Corp.
(4) Upfront GP II, L.P. (formerly known as GRPVC, L.P.)
(5) AOS Partners, LP
(6) Hique, Inc.

(b)	Address of Principal Business Office or, if none, Residence
2121 Avenue of the Stars 16th Floor Los Angeles, CA 90067-5014 Attn: Steven Dietz

(c)	Citizenship
Upfront II Investors, L.P., Upfront II Partners, L.P., GRP Management Services Corp., Upfront GP II, L.P., AOS Partners, LP and Hique, Inc.: Delaware

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number
74758T303

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 1,859,717

(b)	Percent of class: 5.77

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,859,717

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,859,717

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Upfront GP II, L.P. (“Upfront GP II”) is the general partner of Upfront II Partners, L.P. (“Upfront II Partners”). GRP Management Services Corp. (“GRPMSC”) is the general partner of Upfront GP II and Upfront II Investors, L.P. (“Upfront II Investors”). Hique, Inc. (“Hique”) is the general partner of AOS Partners, LP. Due to the composition of the investment committees of each of Hique and GRPMSC, Hique and GRPMSC may be deemed to share voting and investment power with respect to the shares of Issuer common stock held by each fund. Please also see attached Exhibit 1.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Upfront II Investors, L.P., By: GRP Management Services Corp., its General Partner

Date: March 27, 2014	By:	/s/ Dana Kibler
Name: Dana Kibler
Title: Chief Financial Officer

Upfront II Partners, L.P., By: GRP Management Services Corp., its General Partner

Date: March 27, 2014	By:	/s/ Dana Kibler
Name: Dana Kibler
Title: Chief Financial Officer

GRP Management Services Corp.

Date: March 27, 2014	By:	/s/ Dana Kibler
Name: Dana Kibler
Title: Chief Financial Officer

Upfront GP II, L.P., By: GRP Management Services Corp., its General Partner

Date: March 27, 2014	By:	/s/ Dana Kibler
Name: Dana Kibler
Title: Chief Financial Officer

AOS Partners, LP, By: Hique, Inc., its General Partner

Date: March 27, 2014	By:	/s/ Dana Kibler
Name: Dana Kibler
Title: Chief Financial Officer

Hique, Inc.

Date: March 27, 2014	By:	/s/ Dana Kibler
Name: Dana Kibler
Title: Chief Financial Officer

Footnotes:

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)